As Filed with the Securities and Exchange Commission on August 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mast Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1318182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12390 El Camino Real, Suite 150 San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Mast Therapeutics, Inc. 2014 Omnibus Incentive Plan

(Full title of the plans)

Patrick L. Keran

President and Chief Operating Officer

Mast Therapeutics, Inc.

12390 El Camino Real, Suite 150

San Diego, California, 92130

(Name and Address of Agent For Service)

(858) 552-0866

(Telephone number, including area code, of agent for service)

Copies to:

Kirt W. Shuldberg, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California 92130

(858) 720-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share: To be issued under the Mast Therapeutics, Inc. 2014 Omnibus Incentive Plan (2)	24,004,828 shares	$0.60(3)	$14,282,872.66(3)	$1,839.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that may become issuable under the Mast Therapeutics, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”) by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration that results in an increase in the Registrant’s outstanding shares of common stock.
(2)	Represents (i) 14,547,429 shares of the Registrant’s common stock that became available for issuance on June 19, 2014 under the 2014 Plan and (ii) 9,457,399 shares that may be added to the 2014 Plan upon the forfeiture, expiration or cash settlement of outstanding awards granted under the Registrant’s 2013 Omnibus Incentive Plan, Amended and Restated 2008 Omnibus Incentive Plan, 2008 Omnibus Incentive Plan, and 2005 Equity Incentive Plan (the “Prior Plans”). As of June 19, 2014, no new awards may be granted under any of the Prior Plans.
(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock on the NYSE MKT equities market on August 6, 2014.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2014 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Registrant to “incorporate by reference” information contained in documents that the Registrant files with the SEC. This means that the Registrant can disclose important information to you by referring you to those documents and that the information in this Registration Statement is not complete. You should read the information incorporated by reference for more detail. The Registrant incorporates by reference in two ways. First, the Registrant incorporates by reference by listing below certain documents that the Registrant has already filed with the SEC. The information in these documents is considered part of this Registration Statement. Second, the information in documents that the Registrant files in the future will update and supersede the information currently in, and be incorporated by reference in, this Registration Statement.

The Registrant incorporates by reference into this Registration Statement the documents listed below and any filings it makes with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement until the filing of a post-effective amendment that terminates this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K or amendment to such current report):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 26, 2014, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 5, 2014 and August 11, 2014, respectively, including all material incorporated by reference therein;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 8, 2014, February 10, 2014, February 24, 2014, February 28, 2014, March 21, 2014, March 26, 2014, May 9, 2014, June 5, 2014, June 20, 2014 and June 30, 2014, including all material incorporated by reference therein; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on April 27, 2004 (File No. 001-32157-04755401), pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law, (1) a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, and (2) the Registrant shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Registrant, any predecessor of the Registrant or any other enterprise per the Registrant’s or any predecessor to the Registrant’s request.

The Registrant amended and restated bylaws (the “Bylaws”), provide that (a) the Registrant shall indemnify its directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, subject to certain limited exceptions, (b) the Registrant shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited exceptions, and (c) the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and the Bylaws and to provide additional procedural protections. These agreements, among other things, provide that the Registrant will indemnify its directors and executive officers for expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by a director or executive officer in connection with any action or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as a director or executive officer of the Registrant, any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request, and any federal, state, local or foreign taxes imposed on the director or executive officer as a result of the actual or deemed receipt of any payments under the indemnification agreements. In addition, the indemnification agreements provide that, upon the request of a director or executive officer, the Registrant shall advance expenses (including attorneys’ fees) to the director or officer. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has also obtained insurance policies covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	File/Film No.	Date Filed

4.1	Composite Amended and Restated Certificate of Incorporation, as amended, of the registrant		Form S-1	333-188870- 13873232	05/28/13

4.2	Composite Amended and Restated Bylaws, as amended, of the registrant		Form 10-K	001-32157- 14717498	03/26/14

4.3	Form of common stock certificate of the registrant		Form 10-K	001-32157- 13702619	03/19/13

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP	X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	X

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page hereto)	X

99.1	Mast Therapeutics, Inc. 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.2	Form of Non-Statutory Stock Option Grant Agreement - Director (for grants to non-employee directors) under 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.3	Form of Incentive Stock Option Grant Agreement (for grants to employees) under the 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.4	Form of Non-Statutory Stock Option Grant Agreement (for grants to consultants) under the 2014 Omnibus Incentive Plan	X

99.5	Form of Senior Executive Incentive Stock Option Grant Agreement (for grants to the Registrant’s chief executive officer and president and chief operating officer) under the 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.6	Form of CMO Incentive Stock Option Grant Agreement (for grants to the Registrant’s chief medical officer) under the 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 11, 2014.

Mast Therapeutics, Inc.

By:	/s/ Patrick L. Keran
Patrick L. Keran
President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian M. Culley, Patrick L. Keran and Brandi L. Roberts, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign: (1) this registration statement on Form S-8 under the Securities Act, in connection with the registration under the Securities Act of shares of common stock of the Registrant to be issued in connection with the Mast Therapeutics, Inc. 2014 Omnibus Incentive Plan; and (2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness; and/or to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian M. Culley Brian M. Culley	Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2014

/s/ Brandi L. Roberts Brandi L. Roberts	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	August 11, 2014

/s/ Jack Lief Jack Lief	Chair of the Board	August 11, 2014

Howard C. Dittrich	Director

/s/ David A. Ramsay David A. Ramsay	Director	August 11, 2014

/s/ Lewis J. Shuster Lewis J. Shuster	Director	August 11, 2014

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	File/Film No.	Date Filed

4.1	Composite Amended and Restated Certificate of Incorporation, as amended, of the registrant		Form S-1	333-188870- 13873232	05/28/13

4.2	Composite Amended and Restated Bylaws, as amended, of the registrant		Form 10-K	001-32157- 14717498	03/26/14

4.3	Form of common stock certificate of the registrant		Form 10-K	001-32157- 13702619	03/19/13

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP	X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	X

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page hereto)	X

99.1	Mast Therapeutics, Inc. 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.2	Form of Non-Statutory Stock Option Grant Agreement - Director (for grants to non-employee directors) under 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.3	Form of Incentive Stock Option Grant Agreement (for grants to employees) under the 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.4	Form of Non-Statutory Stock Option Grant Agreement (for grants to consultants) under the 2014 Omnibus Incentive Plan	X

99.5	Form of Senior Executive Incentive Stock Option Grant Agreement (for grants to the Registrant’s chief executive officer and president and chief operating officer) under the 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14

99.6	Form of CMO Incentive Stock Option Grant Agreement (for grants to the Registrant’s chief medical officer) under the 2014 Omnibus Incentive Plan		Form 8-K	001-32157- 14933081	06/20/14